NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securities issued by PowerShares Actively Managed Exchange-Traded Fund Trust
(the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PowerShares Active Low Duration Portfolio (suspended: 2/27/2013) symbol: PLK

PowerShares Active Mega-Cap Portfolio (suspended: 2/27/2013) symbol: PMA

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.